Exhibit 4.1 EXECUTION VERSION

AMENDMENT NO. 1

among

ITRON, INC.,

as Borrower,

The Subsidiary Guarantors,

The Lenders and Issuing Banks Party Hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

dated as of April 24, 2009

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers and as Joint Book Managers

AMENDMENT NO. 1

dated as of April 24, 2009

Reference is made to the Credit Agreement, dated as of April 18, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein having the meanings given to them in the Credit Agreement), among Itron, Inc., a Washington corporation (“Borrower”), the Subsidiary Guarantors, the Lenders, UBS Securities LLC, as Arranger and as Syndication Agent, Wells Fargo Bank, National Association (“Wells Fargo”), as Swingline Lender, as an Issuing Bank, as Administrative Agent and as Collateral Agent, and Mizuho Corporate Bank, Ltd., as an Issuing Bank and as Documentation Agent.

PRELIMINARY STATEMENTS:

WHEREAS, Borrower and the Subsidiary Guarantors have requested that the Required Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent agree to amend the Credit Agreement as set forth in this Amendment No. 1 (this “Amendment No. 1”); and

WHEREAS, Borrower, the Subsidiary Guarantors, the Lenders signatory hereto, the Issuing Banks, the Swingline Lender and the Administrative Agent agree to amend the Credit Agreement as set forth below and subject to the terms and conditions of this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a) Amendments to Article I. Article I of the Credit Agreement is hereby amended in the following respects:

(i) The following definitions are hereby inserted in Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Amendment No. 1” shall mean Amendment No. 1 to this Credit Agreement, among Borrower, the Subsidiary Guarantors, the Lenders signatory thereto, the Issuing Banks, the Swingline Lender and the Administrative Agent.

“Amendment No. 1 Effective Date” shall mean the date Amendment No. 1 becomes effective in accordance with its terms.

“Defaulting Lender” shall mean any Lender that (a) has (i) defaulted in its obligation to make a Revolving Loan or to fund its participation interests in respect of Letters of Credit or Swingline Loans so required to be funded by it hereunder, or (ii) notified the Administrative Agent or a Loan Party that it does not intend to satisfy any such obligation, (b) has become insolvent or is the subject of a proceeding under Title 11 of the United State Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which have been taken over by any Governmental Authority or (c) is Controlled by or is a Subsidiary of a Person that has become insolvent or is the subject of a proceeding under Title 11 of the United State Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or the assets or management of which has been taken over by any Governmental Authority.

“Discharged Indebtedness” shall mean Indebtedness that Borrower has irrevocably called for redemption or otherwise become obligated to prepay or redeem or acquire, so long as the following has occurred in a manner satisfactory to the Administrative Agent:  (i) Borrower is irrevocably obligated to redeem or prepay or acquire such Indebtedness within 31 days of the earlier of the date such Indebtedness became Discharged Indebtedness or the date the deposit referred to in clause (ii) was made (the “31 Day Period”), (ii) Borrower has (x) deposited in an account subject to a first priority perfected Lien in favor of the Administrative Agent, cash sufficient to redeem, prepay or acquire such Indebtedness or (y) deposited with the trustee or a third party paying agent for such Indebtedness an amount sufficient for Borrower to redeem, prepay or acquire such Indebtedness; provided that if any such Indebtedness is not cancelled, retired or repaid within the 31 Day Period, then such Indebtedness shall cease to be, and shall for all purposes be deemed never to have been, Discharged Indebtedness.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“January 2009 Exchange Transactions” shall mean the issuance by Borrower of an aggregate 2,251,951 shares of Borrower’s common stock, no par value, in exchange for, in the aggregate, $120,984,000 principal amount of the Convertible Senior Subordinated Notes pursuant to exchange agreements, dated January 16, 2009, January 20, 2009, January 21, 2009, January 22, 2009, January 23, 2009 and January 27, 2009, between Borrower and the holders of such Convertible Senior Subordinated Notes, and the retirement of such Convertible Senior Subordinated Notes acquired by Borrower pursuant to such exchange agreements upon closing of such exchanges.

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Qualified Equity Exchange” shall mean the redemption, repurchase, retirement, defeasement or other acquisition of debt securities of Borrower in exchange for Qualified Capital Stock of Borrower and the immediate retirement or cancellation of such debt securities upon the consummation of such exchange.

“Refinancing Indebtedness” shall have the meaning assigned to such term in Section 6.01(b).

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.19(a).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (x) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (y) the sum of all such payments.

(ii) The definition of “Alternate Base Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended by (A) deleting the phrase “the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%” and inserting in lieu thereof the phrase “the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1.50% or (c) the then applicable Adjusted LIBOR Rate for Eurocurrency Borrowings with an Interest Period of one month plus 1.50%”.

(iii) The definition of “Consolidated Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “the aggregate amount of all Indebtedness of Borrower and its Subsidiaries” set forth therein and inserting in lieu thereof the phrase “the aggregate amount of all Indebtedness of Borrower and its Subsidiaries (other than Discharged Indebtedness)”.

(iv) The definition of “Consolidated Interest Coverage Ratio” set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting the following at the end thereof, immediately before the period:  “; and provided, further, that for purposes of determining Consolidated Interest Expense in connection with the calculation of the Consolidated Interest Coverage Ratio, there shall be excluded any interest paid in respect of Discharged Indebtedness that accrued between the date such Indebtedness became Discharged Indebtedness and the date such Discharged Indebtedness was cancelled or retired or repaid”.

(v) The definition of “Dividend” set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase “or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests)” and inserting in lieu thereof the phrase “or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests)”.

(vi) The definition of “Excess Cash Flow” set forth in Section 1.01 of the Credit Agreement is hereby amended by (A) inserting the word “and” at the end of clauses (f) and (v) therein, (B) deleting the word “and” at the end of clause (g) therein, (C) deleting the phrase “; and” at the end of clause (vi) therein and inserting a period in lieu thereof and (D) deleting clauses (h) and (vii) therein in their entirety.

(vii) The definition of “Senior Subordinated Note Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended by (A) deleting the phrase “are repaid or redeemed” set forth therein and inserting in lieu thereof the phrase “are repaid, retired, acquired or redeemed” and (B) inserting the following at the end thereof, immediately before the period:  “; and provided, further, that in the event the Senior Subordinate Notes are not refinanced in whole or in part with Indebtedness in accordance with the terms hereof but all Senior Subordinated Notes are repaid, retired, acquired or redeemed in accordance with the terms hereof and are no longer outstanding on or prior to the 180th day prior to such maturity date, then the “Senior Subordinated Note Maturity Date” shall mean the 180th day following the seventh anniversary of the Closing Date”.

(viii) Section 1.02 of the Credit Agreement is hereby amended by (A) deleting the word “and” at the end of clause (i) of the last sentence therein and inserting in lieu thereof a comma and (B) inserting the following at the end of the last sentence therein, immediately prior to the period:  “and (iii) if, as of any date of determination, there are Loans, Commitments or LC Exposure outstanding that are denominated in more than a single Approved Currency, determinations of the Required Class Lenders, the Required Lenders and the Required Revolving Lenders shall be determined by reference to the Dollar Equivalent (for this purpose only, determined based on the applicable Spot Selling Rates in effect on the first Business Day of the then current month) of such Loans, Commitments and LC Exposure”.

(b) Amendments to Article II. Article II of the Credit Agreement is hereby amended in the following respects:

(i) Section 2.13 of the Credit Agreement is hereby amended by deleting the phrase “(d) the assignment of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b)” and inserting in lieu thereof, the phrase “(d) the assignment of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b) or as a result of a Revolving Commitment Increase”.

(ii) Section 2.17 of the Credit Agreement is hereby amended by inserting, at the end thereof, the following new Section 2.17(e):

(e)           Defaulting Lenders. Notwithstanding any other provision hereof, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Revolving Lender is a Defaulting Lender or the Swingline Lender reasonably believes that any Revolving Lender may not fund its participation in such Swingline Loans or may become a Defaulting Lender, unless the Swingline Lender and Borrower have entered into arrangements satisfactory to the Swingline Lender and Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or potential Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or potential Defaulting Lenders’ Swingline Exposure.

(iii) Section 2.18(j) of the Credit Agreement is hereby amended by inserting, in the first sentence thereof, immediately after the phrase “with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank”, the following: “(which consent shall not be unreasonably withheld)”.

(iv) Section 2.18 of the Credit Agreement is hereby amended by inserting, at the end thereof, the following new Sections 2.18(n) and 2.18(o):

(n)           Defaulting Lenders.  Notwithstanding any other provision hereof, the Issuing Bank shall not be obligated to issue any Letter of Credit at a time when a Revolving Lender is a Defaulting Lender or the Issuing Bank reasonably believes that any Revolving Lender may not fund its participation in such Letters of Credit or may become a Defaulting Lender, unless the Issuing Bank and Borrower have entered into arrangements satisfactory to the Issuing Bank and Borrower to eliminate the Issuing Bank’s risk with respect to the Defaulting Lender’s or potential Defaulting Lenders’ participation in such Letters of Credit, including by cash collateralizing such Defaulting Lender’s or potential Defaulting Lenders’ LC Exposure.

(o)           Maximum LC Issuance Obligations of Issuing Banks.  Notwithstanding any other provision hereof, following any Revolving Commitment Increase, no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit in accordance with terms hereof if, after giving effect to such issuance, amendment, renewal or extension the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank plus (b) the Dollar Equivalent of the aggregate principal amount of all outstanding Reimbursement Obligations owed to such Issuing Bank would exceed the greater of (x) $100.0 million and (y) such greater amount as may have been expressly agreed upon in writing by such Issuing Bank (it being expressly understood and agreed that such greater amount shall not exceed the LC Commitment).

(v) Article II of the Credit Agreement is hereby amended by inserting, at the end thereof, the following new Section 2.19:

Section 2.19    Increase in Revolving Commitments.

(a) Borrower Request.  Following the Amendment No. 1 Effective Date and prior to the date which is five years after the Closing Date, Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Commitments by an amount not in excess of an aggregate of (x) $75,000,000 plus (y) such additional amounts as may be agreed to in writing by Borrower, the Required Revolving Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent, and not less than $25,000,000 individually (a “Revolving Commitment Increase”); provided that (i) no more than three Revolving Commitment Increases may be made hereunder and (ii) no Revolving Commitment Increase may be made if Borrower has terminated or reduced the Revolving Commitments prior to such Revolving Commitment Increase.  Each notice of a Revolving Commitment Increase shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the Revolving Commitment Increase shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed upon by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each person to which Borrower proposes any portion of such increased Revolving Commitments be allocated and the amounts of such allocations; provided that (A) each person that participates in any Revolving Commitment Increase shall have been approved by the Administrative Agent, each Issuing Bank and the Swingline Lender and (B) for the avoidance of doubt, any existing Lender approached by Borrower to participate in such Revolving Commitment Increase may elect to decline to participate in such Revolving Commitment Increase in its sole discretion.

(b) Conditions.  The Revolving Commitment Increase shall become effective, as of such Increase Effective Date, subject to the prior or concurrent satisfaction of each of the following conditions precedent:

(i) each of the conditions set forth in Section 4.02 shall be satisfied as of such Increase Effective Date;

(ii) no Default shall have occurred and be continuing or would result from any Borrowings to be made on such Increase Effective Date;

(iii) after giving pro forma effect to any Borrowings to be made on the Increase Effective Date, and to any change in Consolidated EBITDA and any increase or decrease in Indebtedness resulting from the consummation of Investments or the incurrence or cancellation, retirement or repayment of Indebtedness following the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Borrower shall be in compliance with each of the covenants set forth in Section 6.10;

(iv) Borrower shall make any payments required pursuant to Section 2.13 in connection with any assignment of Revolving Loans required pursuant to Section 2.19(d);

(v) Borrower shall have paid (A) to the extent invoiced, all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates in connection with such Revolving Commitment Increase and (B) all fees and expense reimbursement amounts agreed to by Borrower in connection with such Revolving Commitment Increase; and

(vi) Borrower shall deliver or cause to be delivered any officers’ certificates, legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such Revolving Commitment Increase.

(c) Terms of Increased Revolving Commitments and Revolving Loans; Increase in LC Commitment and Swingline Commitment; Increase in Applicable Margins and Applicable Fees; Increase Joinder.

(i) Subject to clause (ii) below, the terms and provisions of the increased Revolving Commitments and the Revolving Loans made pursuant to such increased Revolving Commitments shall be identical to the terms of the existing Revolving Commitments and Revolving Loans, and after any such Revolving Commitment Increase such increased Revolving Commitments shall be Revolving Commitments (or, in the case of a Revolving Commitment Increase to be provided by an existing Revolving Lender, shall constitute an increase in such Revolving Lender’s existing Revolving Commitment) for all purposes hereunder.

(ii) Subject to the agreement of Borrower and the Lenders providing such Revolving Commitment Increase, the Applicable Margins and Applicable Fees in respect of the Revolving Loans and Revolving Commitments subject to the Revolving Commitment Increase may be increased above the Applicable Margins and Applicable Fees applicable to the Revolving Loans and Revolving Commitments before giving effect to the Revolving Commitment Increase; provided that in the case of such an increase (A) the Applicable Margins and Applicable Fees in respect of the Revolving Loans and Revolving Commitments in effect before the Revolving Commitment Increase shall be automatically increased such that the Applicable Margin and Applicable Fees for all Revolving Loans and Revolving Commitments is the same, (B) the Applicable Margins in respect of the Swingline Loans shall be increased by a like amount and (C) any customary arrangement or commitment fees payable to one or more arrangers (or their Affiliates) of the Revolving Commitment Increase shall not constitute an increase in Applicable Margins or Applicable Fees in respect of the Revolving Loans and Revolving Commitments.

(iii) In connection with any Revolving Commitment Increase, (A) the LC Commitment shall be automatically increased to an amount equal to 85% of the aggregate amount of the Revolving Commitments after giving effect to such Revolving Commitment Increase (provided that the obligation of any Issuing Bank to issue, amend, renew or extend any Letter of Credit in accordance with terms hereof shall be subject to Section 2.18(o)) and (B) the Swingline Commitment shall be automatically increased to an amount equal to 13% of the aggregate amount of the Revolving Commitments after giving effect to such Revolving Commitment Increase (provided that in the case of each of the foregoing going clauses (A) and (B), the amount of such increase shall be rounded up to the nearest $1,000,000).

(iv) Each Revolving Commitment Increase shall be effected by a joinder agreement (an “Increase Joinder”) executed by Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and each person making such increased Revolving Commitment, in form and substance reasonably satisfactory to each of them.  The Increase Joinder may, without the consent of the Required Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19.  In addition, all references in Loan Documents to Revolving Commitments and Revolving Loans shall be deemed, unless the context otherwise requires, to include such increased Revolving Commitments and the Revolving Loans made pursuant to increased Revolving Commitments.

(d) Adjustment of Revolving Loans.  On each Increase Effective Date, each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall be deemed to have assigned (automatically and, subject to receipt of the purchase price therefor as provided below, without further act) to each person which is making any of the increased Revolving Commitments on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall be required to purchase from each Pre-Increase Revolving Lender, at the principal amount thereof (to the extent funded) and shall be deemed to have assumed (automatically, and, subject to payment of the purchase price therefor, without further act), such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments (all such payments to be made by the Post-Increase Revolving Lenders to the Administrative Agent for the benefit of the Pre-Increase Revolving Lenders for distribution to the Pre-Increase Revolving Lenders or as otherwise set forth below).  The minimum assignment amounts and the processing and recordation fee specified in Section 10.04(b) shall not apply to assignments effected pursuant to the immediately preceding sentence. If there is a new Borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Revolving Commitment Increase shall make such Revolving Loans in accordance with Section 2.01(b) (provided that notwithstanding any other provision hereof, but subject to the other provisions of this Section 2.19(d), the Administrative Agent may offset the amount of any payments required to be made by any Pre-Increase Revolving Lender in connection with such new Borrowing of Revolving Loans against the amount of any payments received by the Administrative Agent for the benefit of such Pre-Increase Revolving Lender pursuant to this Section 2.19(d) in connection with such Revolving Commitment Increase (such payments to be applied by the Administrative Agent to fund such new Borrowing), and such Pre-Increase Revolving Lender shall be deemed to have funded its ratable portion of such new Borrowing to the extent of such offset).

(e) Equal and Ratable Benefit.  The Revolving Loans and Revolving Commitments established pursuant to this Section 2.19 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Commitments.

(c) Amendment to Section 5.10(b).  Section 5.10(b) of the Credit Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting in lieu thereof, the following:  “With respect to any person that becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary (it being understood that for purposes of this clause (b), any Subsidiary with respect to which the second sentence of this clause (b) applies shall be deemed to have become a Subsidiary at such time as the provisions of the second sentence of this clause (b) shall cease to apply) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary held by any Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or, in the case of a Foreign Subsidiary, or such comparable documentation compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, to become a Subsidiary Guarantor, and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.”

(d) Amendments to Article VI. Article VI of the Credit Agreement is hereby amended in the following respects:

(i) Section 6.01(b) of the Credit Agreement is hereby amended by (A) deleting the phrase “refinancings of Indebtedness described in the foregoing clause (i)” in clause (ii) therein and inserting in lieu thereof the phrase “refinancings of Indebtedness described in the foregoing clause (i), and subsequent refinancings thereof”, (B) deleting clause (B) of the proviso thereto and inserting in lieu thereof the following:  “(B) such refinancing Indebtedness (x) has a final maturity date equal to or later than the earlier of (1) the final scheduled maturity date of the Indebtedness being so refinanced and (2) the 180th day following the seventh anniversary of the Closing Date and (y) has a Weighted Average Life to Maturity at the time incurred which is not less than the Weighted Average Life to Maturity that would result if all payments of principal on such refinancing Indebtedness were due on the date 180 days following the seventh anniversary of the Closing Date (provided that, in the case of this subclause (y), such refinancing Indebtedness does not provide for any required payments of principal, whether by way of amortization, sinking fund, mandatory prepayment or redemption provisions, the exercise of conversion or put rights by the holders thereof, or otherwise (other than customary change of control offer provisions), prior to the 180th day following the seventh anniversary of the Closing Date) and” and (C) inserting, at the end thereof, the following:  “and provided, further, that Indebtedness satisfying the criteria described in the immediately preceding proviso that is incurred solely for the purpose of refinancing Indebtedness described in the foregoing clauses (i) and (ii) (“Refinancing Indebtedness”) shall be permitted to be incurred under this Section 6.01(b) up to 31 days prior to the repayment, repurchase, redemption or other acquisition of the Indebtedness being so refinanced so long as (A) the Indebtedness being so refinanced constitutes Discharged Indebtedness immediately upon the incurrence of the Refinancing Indebtedness and (B) all such Discharged Indebtedness is cancelled, retired or repaid within 31 days of the incurrence of the Refinancing Indebtedness;”.

(ii) Section 6.02(l) of the Credit Agreement is hereby amended by (A) inserting at the beginning thereof, the following: “(i)” and (B) inserting the following, at the end thereof, immediately before the semicolon:  “, (ii) Liens granted to the Swingline Lender pursuant to Section 2.17(e) to cash collateralize the Swingline Exposure of Defaulting Lenders and potential Defaulting Lenders and (iii) Liens granted to Issuing Banks pursuant to Section 2.18(n) to cash collateralize the LC Exposure of Defaulting Lenders and potential Defaulting Lenders”.

(iii) Section 6.10(a) of the Credit Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following new Section 6.10(a):

(a)           Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, as at the end of any Test Period ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Maximum Total Leverage Ratio
Closing Date through September 30, 2007	6.50 to 1.0
October 1, 2007 through June 30, 2008	6.25 to 1.0
July 1, 2008 through September 30, 2008	6.00 to 1.0
October 1, 2008 through December 31, 2008	5.50 to 1.0
January 1, 2009 through September 30, 2009	4.75 to 1.0
October 1, 2009 through December 31, 2009	4.50 to 1.0
January 1, 2010 through March 31, 2010	4.25 to 1.0
April 1, 2010 through June 30, 2010	4.00 to 1.0
July 1, 2010 through September 30, 2010	3.75 to 1.0
October 1, 2010 through December 31, 2010	3.50 to 1.0
January 1, 2011 through March 31, 2011	3.25 to 1.0
April 1, 2011 through June 30, 2011	3.00 to 1.0
July 1, 2011 through September 30, 2011	2.75 to 1.0
October 1, 2011 through December 31, 2011	2.50 to 1.0
January 1, 2012 and thereafter	2.25 to 1.0

(iv) Section 6.10(b) of the Credit Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following new Section 6.10(b):

(b)           Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, for any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Minimum Interest Coverage Ratio
Closing Date through June 30, 2007	2.00 to 1.0
July 1, 2007 through December 31, 2007	2.125 to 1.0
January 1, 2008 through June 30, 2008	2.25 to 1.0
July 1, 2008 through December 31, 2008	2.50 to 1.0
January 1, 2009 through December 31, 2009	3.00 to 1.0
January 1, 2010 through March 31, 2010	3.25 to 1.0
April 1, 2010 through June 30, 2010	3.50 to 1.0
July 1, 2010 through December 31, 2010	3.75 to 1.0
January 1, 2011 through December 31, 2011	4.50 to 1.0
January 1, 2012 and thereafter	5.00 to 1.0

(v) Section 6.11(a) of the Credit Agreement is hereby amended by inserting, immediately prior to clause (w) therein, the following new clause (v):  “(v) for consideration consisting solely of Qualified Capital Stock of Borrower issued pursuant to a Qualified Equity Exchange (it being expressly understood and agreed that for purposes of this Section 6.11(a), the January 2009 Exchange Transactions shall be deemed to be Qualified Equity Exchanges made pursuant to this clause (v));”.

(e) Amendments to Annexes to Credit Agreement.  The Annexes to the Credit Agreement are hereby amended by deleting Annex I attached thereto and inserting in lieu thereof Annex I attached hereto.

SECTION 2. Conditions to Effectiveness.  This Amendment No. 1 shall become effective immediately upon satisfaction of all of the conditions set forth below in this Section 2 (such effective date, the “Amendment No. 1 Effective Date”) (provided that if all such conditions are not satisfied by June 1, 2009, this Amendment No. 1 shall automatically terminate without further action or notice and shall be of no further force or effect).

(a) Execution of Counterparts. The Administrative Agent shall have received counterparts of this Amendment No. 1, duly executed by each of the Loan Parties, the Required Lenders, each Issuing Bank, the Swingline Lender and the Administrative Agent.

(b) Legal Opinion. The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of Perkins Coie LLP, special counsel for the Loan Parties, in each case, addressed to the Administrative Agent and the Lenders and dated the Amendment No. 1 Effective Date, and covering such matters relating to this Amendment No. 1 and the Loan Documents as the Administrative Agent shall reasonably request, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) Officers’ Certificates.  The Administrative Agent shall have received (i) a certificate of the Secretary or Assistant Secretary (or other Responsible Officer) of each Loan Party dated the Amendment No. 1 Effective Date and certifying that (A) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, general partners, members or managers, as applicable, of such Loan Party authorizing the execution, delivery and performance of this Amendment No. 1 and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (B) attached thereto are true and complete copies of all other documents evidencing necessary organizational action and governmental and other material third party approvals and consents, if any, with respect to this Amendment No. 1 and the matters and transactions contemplated hereby, and (ii) such other documents as Wells Fargo and Goldman Sachs Lending Partners LLC (collectively, the “Joint Lead Arrangers”) or the Administrative Agent may reasonably request.

(d) Payment of Fees and Expenses of the Administrative Agent and the Joint Lead Arrangers.  Borrower shall have paid (i) to the extent invoiced, all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates in connection with the Loan Documents and this Amendment No. 1, including, without limitation, the fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent and (ii) all fees and expense reimbursement amounts agreed to with the Joint Lead Arrangers in connection with this Amendment No. 1.

(e) Payment of Amendment Fees.  In consideration of the Required Lenders entering into this Amendment No. 1, each Lender that delivered its duly executed counterpart to this Amendment No. 1 to the Administrative Agent on or before 5:00 P.M. New York City time on April 21, 2009 (each, a “Consenting Lender”), shall have received amendment fees (the “Amendment Fees”) in an aggregate amount equal to 0.50% times the aggregate principal amount of such Consenting Lender’s outstanding Dollar Term Loans, Euro Term Loans and Revolving Commitments under the Credit Agreement on the Amendment No. 1 Effective Date.  Amendment Fees payable in respect of Term Loans shall be paid in the applicable Approved Currency in which such Term Loans are denominated.  Amendment Fees payable in respect of Revolving Commitments shall be paid in Dollars.

SECTION 3. Representations and Warranties.  Each Loan Party represents and warrants to the Administrative Agent and each Lender as of the Amendment No. 1 Effective Date as follows:

(a) Power; Authorization; Enforceable Obligations.  Each Loan Party has the requisite power and authority to enter into this Amendment No. 1.  The execution, delivery and performance of this Amendment No. 1 has been duly authorized by all necessary action on the part of each Loan Party.  Each of this Amendment No. 1 and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party party hereto or thereto, as the case may be, enforceable against each such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) No Legal Bar.  The execution, delivery and performance of this Amendment No. 1 by the Loan Parties does not and, to the knowledge of the Loan Parties, will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, or any certificate of incorporation, certificate of formation, by-laws, operating agreement or other organizational document of any Loan Party, or any order, judgment or decree of any court or other Governmental Authority binding on any Loan Party, (ii) violate any provision of, or result in any default or breach under, any contractual obligation of any Loan Party except to the extent such violation, default or breach could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than the Liens created by the Loan Documents) or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any contractual obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Amendment No. 1 Effective Date (other than any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect).

(c) Accuracy of Representations and Warranties.  Each of the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (or, if qualified as to materiality” or “Material Adverse Effect”, true and correct in all respects) as of such earlier date.

(d) No Default.  On the Amendment No. 1 Effective Date, and after giving effect to this Amendment No. 1, no Default has occurred and is continuing.

SECTION 4. Validity of Obligations and Liens; Grant of Security Interest.

(a) Validity of Obligations.  Each Loan Party acknowledges and agrees that (i) each Loan Party is indebted to the Lenders, the Issuing Banks and the Agents for the Obligations, without defense, counterclaim or offset of any kind, and each Loan Party hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations and (ii) no Loan Party has as of the Amendment No. 1 Effective Date any claim, right or cause of action of any kind against any Lender, Issuing Bank or Agent or any of such Lender’s, Issuing Banks’ or Agents’ respective present or former subsidiaries, Affiliates, officers, directors, employees, attorneys or other representatives or agents in connection with this Amendment No. 1, the Credit Agreement and the other Loan Documents, or the transactions contemplated hereby or thereby.

(b) Validity of Liens.  Each Loan Party hereby ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the Liens and security interests granted to secure the Obligations by such Loan Party to any Agent, for the ratable benefit of the Secured Parties, pursuant to the Security Documents to which such Loan Party is a party.

SECTION 5. Governing Law.  This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles.

SECTION 6. Execution in Counterparts.  This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment No. 1 by telecopier or in PDF format via electronic mail shall be effective as delivery of an original executed counterpart of this Amendment No. 1.

SECTION 7. Continuing Effectiveness.  Except as modified by this Amendment No. 1, the Credit Agreement shall remain in full force and effect and each is hereby ratified and confirmed in all respects, and this Amendment No. 1 shall be a Loan Document for all purposes.  This Amendment No. 1  shall not constitute an amendment or waiver of any provision of the Credit Agreement except as expressly stated herein, and shall not be construed as an amendment, waiver or consent to any action on the part of any Company that would require an amendment, waiver or consent of any of the Lenders, Issuing Banks or Agents except as expressly stated herein.

SECTION 8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT NO. 1, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS AMENDMENT NO. 1 AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT NO. 1 BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9. Headings.  Section and subsection headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose or be given any substantive effect.

SECTION 10. Successors and Assigns. This Amendment No. 1 shall be binding upon and inure to the benefit of each of the Loan Parties and each of their respective successors and assigns, and upon the Agents, the Issuing Banks and the Lenders and their successors and assigns.  No Loan Parties’ rights or obligations hereunder nor any interest therein may be assigned or delegated without the prior written consent of all Lenders and the Administrative Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their officers thereunto duly authorized as of the date first above written.

ITRON, INC.

By:                 /s/ Steven M. Helmbrecht

Name:    Steven M. Helmbrecht
Title:      Senior V.P. and Chief Financial Officer

ITRON INTERNATIONAL, INC.

By:                 /s/ John W. Holleran

Name:    John W. Holleran
Title:      Vice President

ITRON ENGINEERING SERVICES, INC.

By:                 /s/ David Arkley

Name:    David Arkley
Title:      V.P. and Treasurer

ITRON BRAZIL I, LLC

By:                 /s/ John W. Holleran

Name:    John W. Holleran
Title:      Manager

ITRON BRAZIL II, LLC

By:                 /s/ John W. Holleran

Name:    John W. Holleran
Title:      Manager

ITRON US GAS LLC

By:  Itron, Inc., its Sole Member

By:                 /s/ John W. Holleran

Name:    John W Holleran
Title:      Senior V.P. and Corporate Secretary

[Signature Page to Amendment No. 1]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Bank, as Swingline Lender and as a Lender

By:       /s/ Tom Beil

Name:    Tom Beil
Title:      V.P.

[Signature Page to Amendment No. 1]

MIZUHO CORPORATE BANK, LTD., as an Issuing Bank and as a Lender

By:       /s/ Kevin Andrews

Name:    Kevin Andrews
Title:      Director

[Signature Page to Amendment No. 1]

ANNEX I

[See Attached]

Annex I

Applicable Margin

	Dollar Revolving Loans		Euro Revolving Loans	GBP Revolving Loans	Dollar Term Loans		Euro Term Loans	GBP Term Loans	Swingline Loans
Total Leverage Ratio	Eurocurrency	ABR	EURIBOR	Eurocurrency	Eurocurrency	ABR	EURIBOR	Eurocurrency	ABR	Applicable Fee

Level I > 4.00 to 1.0	3.75%	2.75%	3.75%	3.75%	3.75%	2.75%	3.75%	3.75%	2.75%	0.625%

Level II ≥ 3.50 to 1.0 and ≤ 4.00 to 1.0	3.50%	2.50%	3.50%	3.50%	3.50%	2.50%	3.50%	3.50%	2.50%	0.50%

Level III ≥ 2.75 to 1.0 and < 3.50 to 1.0	3.25%	2.25%	3.25%	3.25%	3.50%	2.50%	3.50%	3.50%	2.25%	0.50%

Level IV < 2.75 to 1.0	3.00%	2.00%	3.00%	3.00%	3.50%	2.50%	3.50%	3.50%	2.00%	0.50%

Each change in the Applicable Margin or Applicable Fee resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, (a) the Total Leverage Ratio shall be deemed to be in Level I (i) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, and (ii) at any time during the existence of an Event of Default and (b) the Total Leverage Ratio shall be deemed to be in Level II during the period beginning on the Amendment No. 1 Effective Date and ending on the earlier of (i) the date Borrower delivers the financial statements required by Section 5.01(b) for the fiscal quarter ended March 31, 2009 and (ii) the date by which Borrower is required to deliver financial statements pursuant to Section 5.01(b) for the fiscal quarter ended March 31, 2009.

In the event that any financial statement delivered pursuant to Section 5.01(a) or (b) or any Compliance Certificate is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.14.  None of the foregoing shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.06(d) or Article VIII.

A-I